Exhibit 4.(iii)

EAGLE LIFE INSURANCE COMPANY

5000 Westown Parkway, West Des Moines, Iowa 50266, (888) 221-1234

CONFINEMENT CARE RIDER

WAIVER OF SURRENDER CHARGES FOR CONFINEMENT IN A

QUALIFIED CARE CENTER

This Rider is a part of the Base Contract.  Rider(s), Base Contract and attached Application make up the entire Contract.  Base Contract No.: XXXXXX

RIDER BENEFIT

After the third Contract Year You may take one additional Penalty-free Withdrawal of up to 100%* of Your Contract Value if the Annuitant is confined in a Qualified Care Center and said confinement is an initial confinement occurring after the end of the third Contract Year.  The confinement must be for at least 90 consecutive days and We must receive written confirmation of said confinement from the Qualified Care Center and a written recommendation/referral for such confinement from the Annuitant’s Qualified Physician.

*If the initial confinement occurs in the second or third Contract Year Your Penalty-free Withdrawal percentage set forth in Your Base Contract increases to 20% annually.

All other Limitations under the Base Contract apply.

DEFINITIONS

When We use these words, We mean:

Rider:	This Rider
Base Contract:	The Contract to which this Rider is attached.

Qualified Physician:	Any person, who is licensed as an MD or DO to practice medicine in the United States and who is not the Annuitant, Owner or any member of either family.

Qualified Care Center:	Any one of the following:

QUALIFIED CARE CENTERS

Qualified Care Centers are health care centers licensed and operated according to laws of their location and for the purposes of this Rider consist of the following:

Skilled Nursing Center—means a center:

1.   That provides skilled nursing care supervised by a licensed physician; and

2.   Provides 24 hour-a-day nursing care by, or supervised by, an R.N; and

3.   Keeps a daily medical record of each patient.

Intermediate Care Center—means a center:

1.   That provides 24 hour-a-day nursing care by, or supervised by, an R.N. or an L.P.N; and

2.   Keeps a daily medical record of each patient.

Hospital—means a center:

1.   That operates for the care and treatment of sick or injured persons as inpatients; and

2.   Provides 24 hour-a-day nursing care by, or supervised by, an R.N; and

3.   Is supervised by a staff of licensed physicians; and

4.   Has medical, diagnostic and major surgical capabilities or access to such capabilities.

Hospice—means a center:

1.               That provides a formal program for a terminally ill patient whose life expectancy is less than 6 months, provided on an inpatient basis directed by a Qualified Physician; and

2.               Is licensed, certified or registered as a Hospice in accordance with state laws.

Qualified Care Centers do NOT include:

1.              Drug or alcohol treatment centers.

2.              Homes for the aged or mentally ill, community living centers, or places that primarily provide domiciliary, residency or retirement care.

3.              Places that are owned or operated by a member of the Annuitant’s immediate family.

All other definitions in the Base Contract, apply to this Rider.

TERMINATION

Rider terminates on earliest of the date:

1.               The Base Contract matures.

2.               The Base Contract terminates.

3.               You take Your additional Withdrawal under this Rider; or

4.               The Annuitant dies.*

* If the Annuitant is the Owner, the beneficiary under the Base Contract is the Annuitant’s spouse, the spouse opts to become the new Owner, and You have not taken Your additional Withdrawal under this Rider, then this Rider will remain in effect under the Ownership of the surviving spouse.

GENERAL

Unless stated otherwise, all provisions and limitations of the Base Contract apply to this Rider.

EAGLE LIFE INSURANCE COMPANY

WEST DES MOINES, IOWA

/s/ Debra J. Richardson	/s/ David J. Noble
Debra J. Richardson	David J. Noble
Secretary	President